SECOND AMENDMENT TO THE
DISTRIBUTION AGREEMENT

THIS SECOND AMENDMENT, dated as of the 3rd day of December, 2015, to the Distribution Agreement dated as of June 3, 2010, as amended September 22, 2011 (the “Agreement”) is entered into by and between Advisors Series Trust, a Delaware statutory trust (the “Trust”) and Quasar Distributors, LLC, a Delaware limited liability company (the “Distributor.”)

WHEREAS, the parties to the Agreement desire to amend the Agreement in the manner set forth herein;

                WHEREAS, the parties desire to amend the listed series of the Trust to add the O’Shaughnessy Market Leaders Value Fund and the O’Shaughnessy Small Cap Value Fund; and

NOW THEREFORE, pursuant to section 11 of the Agreement, the parties hereby amend the Agreement as follows:

Amended Exhibit A of the Agreement, the list of the O’Shaughnessy Funds, shall be amended and replaced in its entirety by the Amended Exhibit A (“Amended Exhibit A”) attached herein.

The Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

ADVISORS SERIES TRUST		QUASAR DISTRIBUTORS, LLC

By:	/s/ Douglas G. Hess	By:	/s/ James R. Schoenike
Name: Douglas G. Hess		Name: James R. Schoenike
Title: President		Title: President

O’Shaughnessy

Amended Exhibit A
 to the Distribution Agreement – Advisors Series Trust

Fund Names

Name of Series
O’Shaughnessy Small/Mid Cap Growth Fund
O’Shaughnessy Enhanced Dividend Fund
O’Shaughnessy All Cap Core Fund
O’Shaughnessy Global Equity Fund
O’Shaughnessy Emerging Markets Fund
O’Shaughnessy International Equity Fund
O’Shaughnessy Market Leaders Value Fund
O’Shaughnessy Small Cap Value Fund

O’Shaughnessy